SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of December 5, 2011, between Robocom Systems International Inc., a Nevada corporation (“Robocom”), AgriVest Americas, Inc., a Delaware corporation and a wholly-owned subsidiary of Robocom (“AgriVest”), and Michael Campbell, an individual residing in Tustin, California (the “Purchaser”).

WHEREAS, Robocom intends to merge with and into AgriVest pursuant to the terms of the Merger Agreement (as defined below) for the purposes of changing the name and jurisdiction of Robocom and recapitalizing the outstanding capital stock of Robocom; and

WHEREAS, subject to the terms, conditions and limitations set forth in this Agreement, immediately following such merger ArgiVest wishes to sell, and Purchaser wishes to purchase, an aggregate of 19 million shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of AgriVest; and

WHEREAS, the consideration for the Shares shall be $0.001 per share of Common Stock for a total of $50,000 (the “Purchase Price”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Robocom, AgriVest and the Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means, with respect to a corporation, the board of directors of such corporation.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

 “Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Purchase Price and (ii) AgriVest’s obligations to deliver the Shares, in each case, have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, in the case of Robocom, the Common Stock, par value $0.1 per share, of Robocom and in the case of AgriVest, the common stock, par value $0.001 per share, of AgriVest and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of AgriVest which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of Common Stock issuable upon a stock split, stock dividend or any subdivision of shares of Common Stock.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Merger” means the merger of Robocom with and into AgriVest pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of December 5, 2011 between Robocom and AgriVest in the form annexed hereto as Exhibit A.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means, in the case of Robocom, the Preferred Stock, par value $.01 per share of Robocom and in the case of AgriVest, the Preferred Stock, par value $.001 per share, of AgriVest.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

 “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Shares” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Merger Agreement and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means the current transfer agent of Robocom, and any successor transfer agent of Robocom.

ARTICLE II

PURCHASE AND SALE

2.1           Closing.  On the Closing Date, upon the terms and subject to the conditions set forth herein, AgriVest agrees to sell, and the Purchaser agrees to purchase, an aggregate of 19 million shares of Common Stock.  Purchaser shall deliver to AgriVest a personal check equal to the Purchase Price and AgriVest shall deliver to Purchaser a certificate representing the Shares.  Robocom, AgriVest and Purchaser shall each deliver to the other items set forth in Section 2.2 deliverable at the Closing.  Upon waiver or satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at such location as the parties shall mutually agree.

2.2          Deliveries.

(a)          On or prior to the Closing Date, Robocom shall deliver or cause to be delivered to the Purchaser the following:

(i)           the Transaction Documents signed by Robocom; and

(ii)          evidence of the consummation of the Merger pursuant to the terms of the Merger Agreement.

(b)          On or prior to the Closing Date, AgriVest shall deliver or cause to be delivered to the Purchaser the following:

(i)           the Transaction Documents signed by AgriVest;

(ii)          a certificate evidencing 19 million shares of Common Stock;

(iii)         resignation letters of such directors of AgriVest as the Purchaser may specify in its sole discretion in writing prior to the Closing, and resolutions of the AgriVest’s Board of Directors appointing Michael Campbell as the sole officer of AgriVest and as a director of AgriVest, to serve in such capacity until the next annual meeting of AgriVest’s stockholders or his sooner replacement, as applicable; and

(iv)        a certificate of the secretary of AgriVest (a) certifying that all conditions to Closing have been met, as well as the incumbency of AgriVest’s officers executing the Transaction Documents; (b) attaching copies of resolutions of the Board of Directors of AgriVest (x) approving the transactions contemplated by this Agreement, and (y) appointing such directors and officers of AgriVest as may be designated by Purchaser, which resolutions shall in each case be in full force and effect; (c) attaching copies certified by the Secretary of State of the State of Delaware of AgriVest’s Articles of Incorporation, as amended, and (d) attaching a true and complete copy of AgriVest’s bylaws, as amended, which shall be in full force and effect.

(c)           On or prior to the Closing Date, Purchaser shall deliver or cause to be delivered to Robocom and AgriVest the following:

(i)           this Agreement duly executed by Purchaser;

(ii)          a bank check or other form of payment satisfactory to AgriVest in the amount of $50,000.00 in payment of the Purchase Price; and

(iii)         all other Transaction Documents to which the Purchaser is a party, duly executed by Purchaser.

2.3	Closing Conditions.

(a)          The obligations of Robocom and AgriVest hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein);

(ii)          all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)         the delivery by the Purchaser of the items set forth in Section 2.2(c) of this Agreement.

(b)          The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects when made and on the Closing Date of the representations and warranties of Robocom and AgriVest contained herein (unless as of a specific date therein);

(ii)          all obligations, covenants and agreements of Robocom required to be performed at or prior to the Closing Date shall have been performed;

(iii)         the delivery by Robocom of the items set forth in Section 2.2(a) of this Agreement;

(iv)         the delivery by AgriVest of the items set forth in Section 2.2(b) of this Agreement;

(v)         there shall have been no Material Adverse Effect with respect to the Robocom or AgriVest since the date hereof; and

(vii)        from the date hereof to the Closing Date, no banking moratorium shall have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Robocom.  Except as set forth in the SEC Reports, which SEC Reports shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the applicable SEC Report, Robocom hereby makes the following representations and warranties to the Purchaser as of the Closing Date:

(a)          Subsidiaries. Robocom has no subsidiaries other than AgriVest.

(b)          Organization and Qualification.  Robocom is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Robocom is not in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  Robocom is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Robocom, taken as a whole, or (iii) a material adverse effect on Robocom’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  Notwithstanding the foregoing, the following events, changes, conditions or effects shall not be deemed to have a “Material Adverse Effect:” (A) any action or omission of Robocom taken with the prior written consent of the Purchaser; or (B) any violations or other matters that occur as a result of the taking of any action expressly required by this Agreement or the failure to take any action prohibited from being taken by this Agreement.

(c)          Authorization; Enforcement.  Robocom has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by Robocom and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Robocom and no further action is required by Robocom, the Board of Directors or Robocom’s stockholders in connection therewith.  Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by Robocom and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Robocom enforceable against Robocom in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)          No Conflicts.  The execution, delivery and performance by Robocom of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not: (i) conflict with or violate any provision of Robocom’s articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Robocom, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Robocom debt or otherwise) or other understanding to which Robocom is a party or by which any property or asset of Robocom is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Robocom is subject (including federal and state securities laws and regulations), or by which any property or asset of Robocom is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)          Filings, Consents and Approvals.  Robocom is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Robocom of the Transaction Documents, other than such filings as are required to be made in connection with the Merger Agreement or under applicable state securities laws.

(f)          Issuance of the Shares.  The Shares when issued by AgriVest shall be duly authorized, duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Robocom other than restrictions on transfer provided for in the Transaction Documents.

(g)          Capitalization.  The capitalization of Robocom is as follows: 100 million shares of Common stock being duly authorized of which 4,840,984 shares of Common Stock are issued and outstanding and one million shares of Preferred Stock being authorized, none of which are issued and outstanding. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock or Preferred Stock, or contracts, commitments, understandings or arrangements by which Robocom is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  The sale of the Shares by AgriVest will not obligate Robocom to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Robocom’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Robocom are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the consummation of the transactions contemplated by the Transaction Documents.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Robocom’s capital stock to which Robocom is a party or, to the knowledge of Robocom, between or among any of Robocom’s stockholders.

(h)          SEC Reports; Financial Statements.  Robocom has filed all reports, schedules, forms, statements and other documents required to be filed by Robocom under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Robocom was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Robocom included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Robocom as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)           Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Reports or except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Robocom has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Robocom’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) Robocom has not altered its method of accounting, (iv) Robocom has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Robocom has not issued any equity securities to any officer, director or Affiliate.  Robocom does not have pending before the Commission any request for confidential treatment of information.  Except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to Robocom or its business, properties, operations, assets or financial condition, that would be required to be disclosed by Robocom under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(j)           Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Robocom, threatened against or affecting Robocom, or any of its respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

(k)          Labor Relations.  Robocom does not currently have any employees.

(l)           Compliance.  Robocom is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Robocom under), nor has Robocom received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) in or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)         Regulatory Permits.  Robocom possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct business as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Robocom has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)          Title to Assets. Robocom has no material assets.

(o)          Patents and Trademarks. Robocom has no patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses or other intellectual property rights or any similar rights.

(p)          Insurance.  Robocom has no policy of insurance.

(q)          Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of Robocom is presently a party to any transaction with Robocom (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, any entity in which any officer or director has a substantial interest or is an officer or director, trustee or partner, in each case in excess of $120,000.

(r)           Investment Company.  Robocom is not, and is not an Affiliate of, and following the consummation of the transactions contemplated by the Transaction Documents will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Robocom shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(s)          Registration Rights.  No Person has any right to cause Robocom to effect the registration under the Securities Act or Exchange Act of any securities of Robocom.

(t)           Registration of Securities.  Robocom’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Robocom has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Robocom received any notification that the Commission is contemplating terminating such registration.

(u)          Application of Takeover Protections.  Robocom and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Robocom’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and Robocom fulfilling their respective obligations or exercising their respective rights under the Transaction Documents, including without limitation as a result of Robocom’s issuance of the Shares and the Purchaser’s ownership of the Shares.

(v)          Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, Robocom confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or its representatives, agents or counsel with any information that it believes constitutes or might constitute material, non-public information.  Robocom understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of Robocom.  All of the disclosure furnished by or on behalf of Robocom to the Purchaser regarding Robocom, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Robocom acknowledges and agrees that the Purchaser makes, has not made, nor will make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof and in the other Transaction Documents to which the Purchaser is a party.

(w)         Tax Status.  Robocom has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and Robocom has no knowledge of a tax deficiency which has been asserted or threatened against Robocom.

(x)          Accountants.  Robocom’s accounting firm is a registered public accounting firm as required by the Exchange Act.

(y)          No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by Robocom to arise, between Robocom and the accountants and lawyers formerly or presently employed by Robocom and Robocom is current with respect to any fees owed to its accountants and lawyers which could affect Robocom’s ability to perform any of its obligations under any of the Transaction Documents.

(z)          Regulation M Compliance.  Robocom has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Robocom to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Robocom.

(aa)        Stock Option Plans. Robocom has no stock option or restricted security plans, agreements or arrangements.  Robocom has not knowingly granted, and there is no and has been no policy or practice to knowingly grant, stock options or restricted securities prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding Robocom or its financial results or prospects.

3.2           Representations and Warranties of AgriVest.  Except as set forth in the SEC Reports, which SEC Reports shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the applicable SEC Report, AgriVest hereby makes the following representations and warranties to Purchaser as of the Closing Date:

(a)          Subsidiaries.  AgriVest has no subsidiaries.

(b)         Organization and Qualification.  AgriVest is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  AgriVest is not in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  AgriVest is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  Notwithstanding the foregoing, the following events, changes, conditions or effects shall not be deemed to have a “Material Adverse Effect:” (A) any action or omission of AgriVest taken with the prior written consent of the Purchaser; or (B) any violations or other matters that occur as a result of the taking of any action expressly required by this Agreement or the failure to take any action prohibited from being taken by this Agreement.

(c)          Authorization; Enforcement.  AgriVest has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by AgriVest and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of AgriVest and no further action is required by AgriVest, the Board of Directors or AgriVest’s stockholders in connection therewith.  Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by AgriVest and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of AgriVest enforceable against AgriVest in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)          No Conflicts.  The execution, delivery and performance by AgriVest of the Transaction Documents, the sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not: (i) conflict with or violate any provision of AgriVest’s articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of AgriVest, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a AgriVest debt or otherwise) or other understanding to which AgriVest is a party or by which any property or asset of AgriVest is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which AgriVest is subject (including federal and state securities laws and regulations), or by which any property or asset of AgriVest is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)          Filings, Consents and Approvals.  AgriVest is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by AgriVest of the Transaction Documents, other than such filings as are required to be made under applicable state securities laws.

(f)          Issuance of the Shares.  The Shares when issued shall be duly authorized, duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by AgriVest other than restrictions on transfer provided for in the Transaction Documents.

(g)         Capitalization.  The capitalization of AgriVest is as follows: 100 million shares of Common stock being duly authorized of which 100 shares of Common Stock will be issued and outstanding immediately prior to the consummation of the Merger and 2,420,492 shares will be issued and outstanding immediately following the Merger, and 25 million shares of Preferred Stock being authorized, none of which are issued and outstanding.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as provided in the Merger Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock or Preferred Stock, or contracts, commitments, understandings or arrangements by which AgriVest is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  The sale of the Shares by AgriVest will not obligate AgriVest to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of AgriVest’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of AgriVest are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the consummation of the transactions contemplated by the Transaction Documents.  There are no stockholders agreements, voting agreements or other similar agreements with respect to AgriVest’s capital stock to which AgriVest is a party or, to the knowledge of AgriVest, between or among any of AgriVest’s stockholders.

(h)         Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements of Robocom included within the SEC Reports or except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) AgriVest has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in AgriVest’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) AgriVest has not altered its method of accounting, (iv) AgriVest has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) AgriVest has not issued any equity securities to any officer, director or Affiliate.  AgriVest does not have pending before the Commission any request for confidential treatment of information.  Except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to AgriVest or its business, properties, operations, assets or financial condition, that would be required to be disclosed by AgriVest under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(i)           Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of AgriVest, threatened against or affecting AgriVest, or any of its respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

(j)           Labor Relations.  AgriVest does not currently have and has never had any employees.

(k)          Compliance.  AgriVest is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by AgriVest under), nor has AgriVest received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) in or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(l)           Regulatory Permits.  AgriVest possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct business as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and AgriVest has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m)         Title to Assets.  AgriVest has no material assets.

(n)         Patents and Trademarks. AgriVest has no patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses or other intellectual property rights or any similar rights.

(o)         Insurance.  AgriVest has no policy of insurance.

(p)         Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of AgriVest is presently a party to any transaction with AgriVest (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, any entity in which any officer or director has a substantial interest or is an officer or director, trustee or partner, in each case in excess of $120,000.

(q)          Investment Company.  AgriVest is not, and is not an Affiliate of, and following the consummation of the transactions contemplated by the Transaction Documents will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  AgriVest shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(r)          Registration Rights.  No Person has any right to cause AgriVest to effect the registration under the Securities Act or Exchange Act of any securities of AgriVest.

(s)          Registration of Securities.  Following the merger contemplated by the Merger Agreement, the Common Stock of AgriVest will be registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and AgriVest has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has AgriVest received any notification that the Commission is contemplating terminating such registration.

(t)          Application of Takeover Protections.  AgriVest and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under AgriVest’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and AgriVest fulfilling their respective obligations or exercising their respective rights under the Transaction Documents, including without limitation as a result of AgriVest’s issuance of the Shares and the Purchaser’s ownership of the Shares.

(u)          Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, AgriVest confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or its representatives, agents or counsel with any information that it believes constitutes or might constitute material, non-public information.  AgriVest understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of AgriVest.  All of the disclosure furnished by or on behalf of AgriVest to the Purchaser regarding AgriVest, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  AgriVest acknowledges and agrees that the Purchaser makes, has not made, nor will make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof and in the other Transaction Documents to which the Purchaser is a party.

(v)          Tax Status.  AgriVest has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and AgriVest has no knowledge of a tax deficiency which has been asserted or threatened against AgriVest.

(w)         Accountants.  AgriVest’s accounting firm is a registered public accounting firm as required by the Exchange Act.

(x)          No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by AgriVest to arise, between AgriVest and the accountants and lawyers formerly or presently employed by AgriVest and AgriVest is current with respect to any fees owed to its accountants and lawyers which could affect AgriVest’s ability to perform any of its obligations under any of the Transaction Documents.

(y)          Regulation M Compliance.  AgriVest has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of AgriVest to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of AgriVest.

(z)          Stock Option Plans. AgriVest has no stock option or restricted security plans, agreements or arrangements.  AgriVest has not knowingly granted, and there is no and has been no policy or practice to knowingly grant, stock options or restricted securities prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding AgriVest or its financial results or prospects.

3.3           Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to Robocom and AgriVest as follows (unless as of a specific date therein)

(a)          Due Execution.  Each Transaction Document to which Purchaser is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)          Government Consent etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement or the Transaction Documents, or the offer and sale of the Shares, or the consummation of any other transaction contemplated hereby other than those filings required under the Exchange Act.

(c)          Disclosure of Information.  The Purchaser represents that it has had an opportunity to ask questions and receive answers from Robocom regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of Robocom.

(d)          Restricted Securities.  The Purchaser understands that the Shares will be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from Robocom in a transaction not involving a public offering, and that under such laws and applicable regulations such Shares may not be resold without registration under the Securities Act, except in certain limited circumstances.  In this connection, the Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares and on requirements relating to Robocom that are outside the Purchaser’s control, and that Robocom is under no obligation and may not be able to satisfy.

(e)          Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1           Transfer Restrictions.

(a)          The Shares may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144, to AgriVest or to an Affiliate of Purchaser or in connection with a pledge as contemplated in Section 4.1(b), AgriVest may require the transferor thereof to provide to AgriVest an opinion of counsel selected by the transferor and reasonably acceptable to AgriVest, the form and substance of which opinion shall be reasonably satisfactory to AgriVest, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.

(b)          The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Shares in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND, IF APPLICABLE, THE SECURITIES LAWS OF ANY APPLICABLE STATE OR OTHER JURISDICTION OR IN THE ABSENCE OF SUCH REGISTRATION UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATSIFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

AgriVest acknowledges and agrees that Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement  and, if required under the terms of such arrangement, Purchaser may transfer pledged or secured Shares to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of AgriVest and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At Purchaser’s expense, AgriVest will execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares.

(c)          Purchaser agrees with AgriVest that Purchaser will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 4.1 is predicated upon AgriVest’s reliance upon this understanding.

4.2           Furnishing of Information; Public Information.  As long as Purchaser owns Shares, AgriVest covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by AgriVest after the date hereof pursuant to the Exchange Act even if AgriVest is not then subject to the reporting requirements of the Exchange Act.  AgriVest further covenants that it will take such further action as any holder of Shares may reasonably request, to the extent required from time to time to enable such Person to sell such Shares without registration under the Securities Act, including without limitation, within the requirements of the exemption provided by Rule 144.

4.3           Securities Laws Disclosure; Publicity.  AgriVest shall, by 8:30 a.m. (New York City time) on the 4th Business Day immediately following the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and including the Transaction Documents as exhibits thereto.  AgriVest and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither AgriVest nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of AgriVest, with respect to any press release of Purchaser, or without the prior consent of the Purchaser, with respect to any press release of AgriVest, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

4.4           Shareholder Rights Plan.  No claim will be made or enforced by Robocom or AgriVest, with the consent of Robocom, or any other Person, that Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by Robocom or AgriVest, or that Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents or under any other agreement between Robocom or AgriVest and the Purchaser.

4.5           Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, each of Robocom and AgriVest covenants and agrees that neither it, nor any other Person acting on its behalf, will provide Purchaser or its agents or counsel with any information that Robocom believes constitutes material non-public information, unless prior thereto Purchaser shall have executed a written agreement with Robocom or AgriVest, as the case may be, regarding the confidentiality and use of such information.  Each of Robocom and AgriVest understands and confirms that Purchaser may rely on the foregoing covenant in effecting transactions in securities of Robocom.

4.6           Indemnification of the Purchaser.  Subject to the provisions of this Section 4.6, Robocom and AgriVest will, jointly and severally, indemnify and hold the Purchaser and his representatives and agents  (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by Robocom or AgriVest in this Agreement or in the other Transaction Documents or (b) any action instituted against Purchaser in any capacity, or any of them or their respective Affiliates, by any stockholder of Robocom or AgriVest who is not an Affiliate of Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is pleaded with particularity as follows and based upon a breach of Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings Purchaser may have with any such stockholder or any violations by Purchaser of state or federal securities laws or any conduct by Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, Purchaser Party shall promptly notify Robocom and AgriVest in writing, and Robocom and AgriVest shall have the right to assume the defense thereof with counsel of their own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by Robocom and AgriVest in writing, (ii) Robocom and AgriVest have failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of Robocom and/or AgriVest, on the one hand, and the position of such Purchaser Party, on the other hand, in which case Robocom and AgriVest shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. Neither Robocom nor AgriVest will be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without Robocom’s and AgriVest’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

4.7           Certain Transactions and Confidentiality. Purchaser covenants that neither he, nor any Affiliate acting on his behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of Robocom’s or AgriVest’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K.  Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by Robocom or AgriVest pursuant to the Current Report on Form 8-K, Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents.  Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each of Robocom and AgriVest expressly acknowledges and agrees that (i) Purchaser does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of Robocom and AgriVest after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K, (ii) Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of Robocom or AgriVest in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Current Report on Form 8-K and (iii) Purchaser shall have no duty of confidentiality to Robocom or AgriVest after the issuance of the Current Report on Form 8-K regarding this Agreement.

ARTICLE V

MISCELLANEOUS

5.1           Termination; Cooperation.

(a)          This Agreement may be terminated by the Purchaser if the Closing has not been consummated on or before January 15, 2012.

(b)          From the date hereof until the Closing Date, each of Robocom and AgriVest will cooperate, and will cause its officers, directors, agents and advisers to cooperate, with the Purchaser on any due diligence investigation of Robocom or AgriVest, their businesses, officers and directors, and each of Robocom and AgriVest will promptly notify (or cause to be notified) the Purchaser of any material event or events of any nature whatsoever regarding Robocom or AgriVest or the subject matter of the Purchaser’s due diligence investigation.

5.2           Fees and Expenses.  The Purchaser, Robocom and AgriVest shall pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents.  AgriVest shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchaser other than taxes based upon income.

5.3           Entire Agreement; Further Assurances.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Transaction Documents.

5.4           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by each of Robocom, AgriVest and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither Robocom nor AgriVest may assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser.  Purchaser may assign any or all of its rights under this Agreement to any Person to whom Purchaser assigns or transfers any Shares, provided that such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions of the Transaction Documents that apply to Purchaser.

5.8           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts and agreements made and to be performed solely within the State of New York.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an  inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.10         Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Shares.

5.11         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13         Replacement of Shares.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, AgriVest shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to AgriVest of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

5.14         Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Purchaser, Robocom and AgriVest will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15         Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.16         Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.17         WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ROBOCOM SYSTEMS INTERNATIONAL INC.		Address for Notice:

By:	/s/ Irwin Balaban	17 Fairbanks Boulevard
	Name: Irwin Balaban	Woodbury, New York 11797
Title: President and Chief Executive Officer

AGRIVEST AMERICAS, INC.		Address for Notice:

By:	/s/ Irwin Balaban	17 Fairbanks Boulevard
	Name: Irwin Balaban	Woodbury, New York 11797
Title: President and Chief Executive Officer

PURCHASER:

Address for Notice:

By:	/s/ Michael Campbell	11753 Willard Avenue,
Name:	Michael Campbell	Tustin, California 92782